EXHIBIT 10.1
SENIOR SECURED LOAN AGREEMENT
     THIS SENIOR SECURED LOAN AGREEMENT (“Loan Agreement”) dated as of September 11, 2007, sets forth the terms of a financing transaction by and between Origen Financial L.L.C., a Delaware limited liability company (“Borrower”), and the William M. Davidson Trust u/a/d December 13, 2004 (“Lender”), and certain agreements between the parties related thereto, all as set forth herein.
     In consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Bridge Loan. Subject to the terms and conditions set forth in this Loan Agreement and the other Loan Documents (as hereinafter defined), Lender hereby agrees to lend to Borrower, and Borrower agrees to borrow from Lender, (i) a senior secured non-convertible bridge loan in the principal amount of Ten Million and 00/100 Dollars ($10,000,000) (the “Term A Bridge Loan”) and (ii) a senior secured convertible bridge loan in the principal amount of Five Million and 00/100 Dollars ($5,000,000) (the “Term B Bridge Loan”, and together with the Term A Bridge Loan, the “Bridge Loan”). The proceeds of the Bridge Loan shall be advanced in a single aggregate advance of Fifteen Million and 00/100 Dollars ($15,000,000) at the Closing, as hereinafter defined.
     2. Promissory Notes. The Term A Bridge Loan shall be evidenced by a promissory note (the “Term A Bridge Loan Note”) in the principal amount of $10,000,000, duly executed by Borrower and payable to the order of Lender. The Term B Bridge Loan shall be evidenced by a promissory note (the “Term B Bridge Loan Note”) in the principal amount of $5,000,000, duly executed by Borrower and Issuer (as defined below) and payable to the order of Lender. The Term A Bridge Loan Note and the Term B Bridge Loan Note together are referred to herein as the “Notes”, and are referred to individually as a “Note”. Interest on the outstanding principal balance of the Notes shall accrue at the rate set forth therein. Payment of principal of and interest on each Note shall be due and payable at the times, and in accordance with the terms and conditions, set forth in such Note and in this Loan Agreement. The Notes shall mature and be finally due and payable in full on the Maturity Date (as defined in each Note). Lender shall have the right to convert the outstanding principal balance of the Term B Bridge Loan Note into shares of common stock, $0.01 par value per share (“Common Stock”), of Origen Financial, Inc., Borrower’s sole member (“Issuer”), all as provided in the Term B Bridge Loan Note.
     3. Collateral. As collateral security for the indebtedness evidenced by the Notes, Borrower shall execute and deliver (and shall cause Origen Servicing, Inc. (“OSI”) to execute and deliver) to Lender concurrently with the funding of the Bridge Loan, a security agreement acceptable to Lender (the “Security Agreement”) pursuant to which Borrower and OSI shall pledge and grant a security interest in the Collateral (as defined therein) to Lender as security for the Indebtedness (as defined therein), including Borrower’s indebtedness to Lender under the Notes. This Loan Agreement, the Notes, the Security Agreement and all other instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the Bridge Loan are referred to collectively herein as the “Loan Documents.”
     4. Closing. The closing of the transactions contemplated by this Loan Agreement, including the funding of the Bridge Loan (the “Closing”), shall take place at 10:00 a.m., Eastern time, on September 12, 2007 (the “Closing Date”), at such place as the parties may agree. At the Closing the parties shall, respectively, make or cause to be made the following simultaneous deliveries:
     (a) Borrower shall deliver or cause to be delivered to Lender:
     (i) the Term A Bridge Loan Note, duly executed on behalf of Borrower;
     (ii) the Term B Bridge Loan Note, duly executed on behalf of Borrower and Issuer;
     (iii) the Security Agreement, duly executed on behalf of Borrower and OSI;
     (iv) an immediately exercisable five-year warrant, pursuant to which Issuer will grant to Lender the right to purchase 500,000 shares of Common Stock at an exercise price of $6.16 per share, subject to proportional adjustment for stock splits, stock dividends and recapitalizations (the “Warrant”);
     (v) a registration rights agreement, of even date herewith, duly executed on behalf of Issuer, granting Lender certain registration rights in respect of the shares of Common Stock issued upon exercise of the Warrant and conversion of the Term B Bridge Loan Note (the “Registration Rights Agreement”);
     (vi) with respect to Borrower, copies of (A) its organizational documents, certified by its secretary (or equivalent) as being true and correct as of the Closing, (B) certificates of appropriate governmental officials as to its good standing, (C) an incumbency certificate for all its officers who will be authorized to execute any of the Loan Documents on behalf of Borrower, and (D) copies of resolutions (or equivalent) adopted by Borrower approving the Loan Documents and the transactions contemplated by this Loan Agreement, certified by its secretary (or equivalent) as being true and correct as of the Closing;
     (vii) any additional instruments or documents that Lender may reasonably request.
          (b) Lender shall deliver to Borrower:
     (i) the Bridge Loan proceeds by wire transfer of immediately available funds to an account designated by Borrower;

     (ii) the Security Agreement, duly executed on behalf of Lender, as the secured party;
     (iii) the Registration Rights Agreement, duly executed on behalf of Lender;
     (iv) the Warrant, duly executed on behalf of Lender; and
     (v) the Term B Bridge Loan Note, duly executed on behalf of Lender.
     5. Representations and Warranties of Borrower. Borrower hereby represents and warrants to Lender as follows:
     (a) Organization and Qualification. Borrower is duly organized and validly existing under the laws of the State of Delaware. Borrower has all requisite power and authority to carry on its business as currently conducted, other than such failures that would not reasonably be expected to have a material adverse effect on Borrower’s business, properties or financial condition (a “Material Adverse Effect”). Borrower is duly qualified to transact business in each jurisdiction, if any, in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.
     (b) Authorization. As of the Closing, all action on the part of Borrower and its existing members or managers, Issuer and its board of directors, and OSI and its board of directors, as applicable, necessary for the authorization, execution and delivery of this Loan Agreement, the Notes and the Security Agreement and the performance of all obligations of Borrower hereunder and under the Notes and the Security Agreement shall have been taken, and this Loan Agreement, the Notes and the Security Agreement, assuming due execution and delivery by the parties hereto and thereto, will constitute valid and legally binding obligations of Borrower, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.
     (c) Financial Condition. Borrower has delivered to Lender Issuer’s Form 10-Q for the quarter ended June 30, 2007 (the “Financial Statements”). The Financial Statements are complete and accurate in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except for matters that are not material either individually or in the aggregate and except that such Financial Statements do not contain footnotes required by generally accepted accounting principles and are subject to audit adjustments. The Financial Statements fairly present the financial condition and operating results of Issuer, as of the dates and for the periods indicated therein, subject to normal year-end audit adjustments. Except as disclosed in the Financial Statements, Borrower is not a guarantor or indemnitor of any other person, firm or corporation. Borrower and Issuer maintain and will continue to maintain a system of accounting and internal controls sufficient to meet the requirements of financial reporting in accordance with generally accepted accounting principles.
     (d) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Borrower or Issuer is required in connection with the execution of this Loan Agreement or the Notes, except for those that shall have been obtained or made in accordance with the requirements of the applicable authority.
     (e) Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of Borrower’s knowledge, threatened in writing before any court, administrative agency or other governmental body against Borrower which, if reasonably determined adversely to Borrower and/or Issuer, would reasonably be expected to have a Material Adverse Effect. Borrower is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would reasonably be expected to have a Material Adverse Effect.
     (f) Intellectual Property. Borrower has sufficient title to and ownership of, or other rights to use, all copyrights, proprietary rights, trademarks, service marks and trade names necessary for its business as now conducted, except where the failure to have the same would not reasonably be expected to have a Material Adverse Effect. Borrower has not received any written or oral communications alleging that Borrower has violated or, by conducting its business as proposed, would violate any of the trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, except for such violations as would not reasonably be expected to have a Material Adverse Effect.
     (g) Compliance. Borrower and Issuer are in material compliance with all applicable United States, state and foreign statutes, laws, regulations and executive orders, and other United States, state and foreign governmental bodies and agencies having jurisdiction over its business or properties, including without limitation, environmental and occupational health and safety laws, and Borrower has not received notice of any violation of such statutes, laws, regulations or orders which has not been remedied prior to the date hereof, and is not aware of any acts that could cause such notice or claim, and, to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Borrower is not in violation of or in default under any provision of its articles or certificate of formation or regulations, operating agreement, or other organizational documents, as in effect immediately prior to the Closing. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation having or relating to an aggregate principal amount (or, in the case of any lease or contract, an aggregate payment amount) in excess of $10,000 (either individually or in the aggregate). The execution, delivery and performance of and compliance with this Loan Agreement, the Notes and the Security Agreement will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any lien, encumbrance or charge upon any of the properties or assets of Borrower pursuant to any such provision (other than the security interest and lien created by the Security Agreement or otherwise under any of the Loan Documents).
     (h) Permits. Borrower has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would reasonably be expected to have a Material Adverse Effect. Borrower is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.
     (i) Title to Property and Assets. Borrower has good and defensible title to the Collateral owned by Borrower and OSI has good and defensible title to the Collateral owned by OSI (as Collateral is defined and described in the Security Agreement), free and clear of all liens, charges and encumbrances, except for liens for current taxes and assessments not yet due and possible minor liens and encumbrances that do not, in any case, materially detract from the value of the property subject thereto or materially impair the operations of Borrower, except for the liens granted pursuant to that certain credit agreement by and between Borrower and JPMorgan Chase Bank, N.A., as successor to Bank One, NA, dated July 25, 2002, as amended (the “Credit Agreement”), which liens will be released at the Closing. With respect to any material property and assets it leases, Borrower is in material compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of all liens, charges or encumbrances, except for such liens, charges or encumbrances that would not materially impair the operations of Borrower.
     (j) Debt. Except for the Bridge Loan and as contemplated under the Credit Agreement and that certain agreement with Citigroup Global Markets Realty Corporation entered into in March 2003, providing for a short-term securitization facility used for warehouse financing, Borrower has not incurred any indebtedness for money borrowed that is outstanding.
     (k) Tax Matters. Borrower and Issuer have prepared and filed all United States federal, state and local income or franchise tax returns, if any, required to be filed by it or has timely filed for extensions thereof.
     (l) Brokers or Finders. Borrower has not agreed to incur, directly or indirectly, any liability for brokerage or finders’ fees, investment banker fees, agents’ commissions or other similar charges in connection with this Loan Agreement or any of the transactions contemplated hereby.
     (m) No Subordination. Except as contemplated by the Credit Agreement, there is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of Borrower’s obligations under the Notes to any other obligation of Borrower.
     (n) No Material Adverse Changes. Since June 30, 2007 or as contemplated by this Loan Agreement, there has not been any change in the assets, liabilities, financial condition or operating results of Borrower from that reflected in the Financial Statements, except changes in the ordinary course of business that would not, either individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on the assets, properties, condition (financial or other), affairs or prospects of Borrower.
     (o) Labor Agreements and Actions. Borrower is not aware that any officer or key employee, or that any group of employees of Borrower, intends to terminate their employment with Borrower, nor does Borrower have a present intention to terminate the employment of any of the foregoing. Borrower has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment (including without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), and Borrower is not aware that it has any labor relations problems (including without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). Borrower is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union.
     (p) Investment Company. Borrower is not, and, after giving effect to the Bridge Loan and the issuance of the Notes, will not be be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
     6. Covenants of Borrower. Borrower hereby agrees with Lender that, until the Bridge Loan has been repaid in full, Borrower shall comply with each of the following covenants and agreements:
     (a) Punctual Payments. Borrower shall punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein (subject to any grace periods, if applicable).
     (b) Accounting Records. Borrower shall maintain adequate books and records in accordance with generally accepted accounting principles, consistently applied, and permit any representative of Lender, upon advance request and at any reasonable time during normal business hours to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.
     (c) Compliance. Borrower shall preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all material contracts and agreements to which Borrower is a party and all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the material requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.
     (d) Insurance. Borrower shall maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, and deliver to Lender from time to time at Lender’s request schedules setting forth all insurance then in effect.
     (e) Facilities. Borrower shall keep all properties useful or necessary to Borrower’s business in good repair and condition, ordinary wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be sufficient for the conduct of Borrower’s business.
     (f) Taxes and Other Liabilities. Borrower and Issuer shall pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation Federal and state income taxes and state and local property taxes and assessments, except such (i) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (ii) for which Borrower has made provision, to Lender’s reasonable satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.
     (g) Litigation. Borrower shall promptly give notice in writing to Lender of any litigation pending, or to the knowledge of Borrower, threatened against Borrower and/or Issuer having or relating to any claim or claims in excess of $500,000 (either individually or in the aggregate), other than any litigation pending or threatened which is covered in full by insurance.
     (h) Notice to Lender. Borrower shall promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (i) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (ii) any change in the name or the organizational structure of Borrower; (iii) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any employee pension benefit plan, as defined in ERISA; or (iv) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $250,000.
     (i) Further Assurances. At any time or from time to time upon the request of Lender, Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Lender may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, Borrower shall take such actions as Lender may reasonably request from time to time to ensure that Borrower’s obligations under the Loan Documents are secured by the Collateral (as defined in the Security Agreement).
     7. Confidentiality. Lender expressly acknowledges that it may receive in the future Confidential Materials (as hereinafter defined), and that disclosure of such Confidential Materials to parties not a party to this Loan Agreement would cause irreparable harm to Borrower. Except with the prior written consent of Borrower or as required by law, none of Lender nor its Affiliates (as defined in the Warrant) shall (i) disclose any Confidential Materials to any party not a party to this Loan Agreement, or (ii) use any Confidential Materials for any purpose except in connection with the transactions contemplated by this Loan Agreement. In the event that Lender concludes that it is legally obligated to disclose any Confidential Materials, it shall provide Borrower with prompt written notice sufficient to give Borrower a reasonable opportunity to seek to prevent or limit the disclosure of such Confidential Materials. In the case of legal proceedings in which such disclosure is required, Lender shall cooperate with Borrower to obtain an appropriate protective order limiting the disclosure of such material, at Borrower’s expense.
     “Confidential Materials” means any information or materials, whether written or oral, tangible or intangible, concerning Borrower, its subsidiaries, businesses, markets, products, prospects, finances, principal stockholders and/or members. Notwithstanding the foregoing, Confidential Materials shall not include (A) information that is or becomes generally known to the public at large other than as a result of a breach of this Loan Agreement by Lender or its Affiliates (as defined in the Warrant); (B) information acquired by Lender independently from a third party (other than a third party which Lender knows, or has reason to know, is under an obligation of confidentiality with respect to such information); and (C) information independently developed by Lender and not as a result of the disclosure of information or provision of materials by Borrower. The Confidential Materials may include, but are not necessarily limited to, the following: data; documentation; research and development; advertising plans; distribution networks; new product or service concepts; processes; marketing procedures; “know-how”; marketing techniques and materials; development plans; names and other information related to strategic partners, suppliers, or vendors; pricing policies and strategic, business or financial information, including business plans and financial pro formas.
     8. Events of Default. Each of the following shall constitute an “Event of Default” under this Loan Agreement:
     (a) The occurrence of an Event of Default under, and as defined in, the Security Agreement;
     (b) Failure of Borrower to pay (i) when due principal of the Bridge Loan, whether at stated maturity, by acceleration or otherwise; or (ii) any installment of interest on the Bridge Loan within ten (10) days after the date due;

     (c) Failure of Borrower to perform or comply with any term or condition contained in Section 6 hereof and such failure shall not have been remedied or waived within ten (10) days after the receipt by Borrower of notice from Lender of such failure;
     (d) The bankruptcy or insolvency of, the assignment for the benefit of creditors by, or the appointment of a receiver for any of the property of, or the liquidation, termination, dissolution or death or legal incapacity of, any party liable for the payment of the Notes, whether as maker, endorser, guarantor, surety or otherwise; provided, however, that any involuntary bankruptcy proceeding shall not be an Event of Default unless and until such proceeding shall remain undismissed and unstayed for a period of sixty (60) days;
     (e) Any representation, warranty, certification or other statement made by Borrower in any Loan Document or in any statement or certificate at any time given by Borrower in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made;
     (f) The failure of Borrower to timely and properly observe, keep or perform any covenant, agreement, representation, warranty or condition contained herein or in any of the other Loan Documents and such failure is not cured within ten (10) days after written notice from Lender specifying such default;
     (g) Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $500,000 or (ii) in the aggregate at any time an amount in excess of $1,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five days prior to the date of any proposed sale thereunder); or
     (h) At any time after the execution and delivery thereof, (i) this Loan Agreement or any Loan Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Bridge Loan in accordance with the terms hereof) or shall be declared null and void, or Lender shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Loan Documents with the priority required by the relevant Loan Document, in each case for any reason other than the failure of Lender or any Secured Party to take any action within its control, or (ii) Borrower shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party.
     9. Remedies. Upon the occurrence of any Event of Default, Lender may, at its option, without further notice or demand, (i) declare the outstanding principal balance of and accrued but unpaid interest on the Notes at once due and payable (provided, however, upon the occurrence of any Event of Default described in Section 8(d) above, then all outstanding principal and accrued but unpaid interest under the Notes shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind), (ii) foreclose all liens securing payment hereof, (iii) pursue any and all other rights, remedies and recourses available to the Lender hereof, including but not limited to any such rights, remedies or recourses under the Loan Documents, at law or in equity, or (iv) pursue any combination of the foregoing. So long as an Event of Default has occurred and is continuing, the unpaid principal balance of the Notes shall continue to bear interest at the Default Rate, as set forth in the Notes. The acceptance by the Lender of any payment under the Notes which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute a waiver of or impair, reduce, release or extinguish any right, remedy or recourse of the holder hereof, or nullify any prior exercise of any such right, remedy or recourse, or (ii) impair, reduce, release or extinguish the obligations of any party liable under any of the Loan Documents as originally provided herein or therein.
     10.  Rights Cumulative. All rights of Lender under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Lender under any and all other agreements between Borrower and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.
     11. Waiver and Amendment. Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No provision of this Loan Agreement may be waived, amended or modified except pursuant to an agreement in writing entered into by Borrower and Lender.
     12. Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of Lender and Borrower, and their respective successors and assigns, provided, however, that (a) Borrower may not, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents, and (b) Lender may not, without the prior written consent of Borrower, assign any rights, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents; provided that Lender may assign its rights, powers, duties or obligations under this Loan Agreement and any of the other Loan Documents to any Affiliate (as defined in the Warrant) of Lender without Borrower’s consent.
     13. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing, and shall be deemed to be given or delivered when actually received by the party to whom directed, or, if earlier and regardless of whether actually received, on the third day after deposit in a regularly maintained receptacle for the United States mail, registered or certified, postage fully prepaid, addressed to the party to whom directed at its address set forth below or at such other address as such party may have previously specified by notice actually received by the other party, or by fax transmission with a confirmation of receipt generated by the sender’s facsimile machine:

If to Borrower:	Origen Financial L.L.C. 27777 Franklin Road Suite 1700 Southfield, Michigan 48034 Attention: Ronald A. Klein
Fax No.: (248) 746-7094 Phone No.: (248) 746-7000

With a copy to:	Origen Financial, Inc. 27777 Franklin Road Suite 1700 Southfield, Michigan 48034 Attention: Ronald A. Klein
Fax No.: (248) 746-7094 Phone No.: (248) 746-7000

With a copy to:	Jaffe, Raitt, Heuer & Weiss, PC 27777 Franklin Road Suite 2500 Southfield, Michigan 48034 Attention: Peter Sugar
Fax. No.: (248) 351-3082 Phone No.: (248) 351-3000

If to Lender:	William M. Davidson Trust u/a/d 12/13/04 2300 Harmon Road Auburn Hills, Michigan 48326 Attention: Jonathan S. Aaron
Fax No.: (248) 340-2308 Phone No.: (248) 340-2396
     14. Governing Law. This Loan Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Michigan and the applicable laws of the United States of America.
     15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LOAN AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     16. Severability. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.
     17. Counterparts. This Loan Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.
     18. Facsimile Documents, Electronic Documents and Signatures. For purposes of finalizing this Loan Agreement or any of the other Loan Documents, if this document or any document executed in connection with it is transmitted by facsimile or other electronic transmission, it shall be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of a facsimile machine or other electronic communication shall be considered for all purposes as an original signature. Any such faxed document or electronic document shall be considered to have the same binding legal effect as an original document. At the request of any party, any faxed document or electronic document shall be re-executed by each signatory party in an original form.
     19. No Reliance. Lender hereby acknowledges and agrees that all information and/or documentation furnished by or on behalf of Borrower, including without limitation in the representations and warranties of Borrower contained in this Loan Agreement, has been furnished to Lender solely by Borrower without review or verification on the part of any other party.
     20. Acknowledgement. Lender acknowledges and agrees that: (i) Lender has been advised and understands that a conflict exists between its interest and the interest of Borrower; (ii) Lender has been advised to seek the advice of independent counsel; and (iii) Lender has obtained the advice of independent counsel or decided not to engage independent counsel.

     21. NO ORAL AGREEMENTS. THIS LOAN AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signatures contained on following page]

     IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the date first written above.

BORROWER:			LENDER:

ORIGEN FINANCIAL, L.L.C.			WILLIAM M. DAVIDSON TRUST U/A/D 12/13/04

By:	/s/ Ronald A. Klein		By:	/s/ William M. Davidson

	Name:	Ronald A. Klein		Name:	William M. Davidson
	Title:	Manager		Title:	Trustee

Acknowledged by: ISSUER: ORIGEN FINANCIAL, INC.
By:	/s/ Ronald A. Klein
Name: Ronald A. Klein
Title: Chief Executive Officer